Exhibit 10.1
NRG Energy, Inc.
CEO Compensation Table for 2006

		2006 Annual Incentive Plan Design (1)		Grants Under the Long Term Incentive Plan
Name and Title	2006 Base Salary	Target	Maximum	Restricted Stock Units (2)	Non- Qualified Stock Options (3)	Performance Units (4)
Dave Crane, President and Chief Executive Officer	$1,000,000	100%	200%	17,000	142,857	33,000

(1)	For fiscal 2006, Mr. Crane’s target incentive for annual incentive compensation will be 100% base salary with a maximum opportunity of 200% of base salary. Incentive components for Mr. Crane include targets based on NRG’s free cash flow and EBITDA in 2006, as well as operating performance, staff development and corporate compliance.

(2)	Each Restricted Stock Unit (“RSU”) is equivalent to one share of NRG Energy, Inc.’s (“NRG”) Common Stock, par value $0.01. Mr. Crane will receive from NRG one such share of Common Stock for each RSU on January 3, 2009.

(3)	Non-Qualified Stock Options will vest and become exercisable as follows: 33 1/3% on January 3, 2007, 33 1/3% on January 3, 2008, and 33 1/3% on January 3, 2009. Stock options will expire six years from the date of grant.

(4)	Mr. Crane was issued Performance Units (“PU’s”) by NRG under its Long Term Incentive Plan on January 3, 2006. Each PU will be paid out on January 3, 2009 if the average closing price of NRG’s Common Stock for the ten trading days prior to January 3, 2009 (the “Measurement Price”) is equal to or greater than $67.37 (the “Target Price”). The payout for each PU will be equal to: (i) one share of Common Stock, if the Measurement Price equals the Target Price; (ii) a pro-rated amount in between one and two shares of Common Stock, if the Measurement Price is greater than the Target Price but less than $ $79.49 (the “Maximum Price”); and (iii) two shares of Common Stock, if the Measurement Price is equal to or greater than the Maximum Price.